NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON CONSTRUCTION TO PERMANENT MORTGAGE LOAN

NEW YORK, NEW YORK (April 2, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that one of its subsidiaries closed on a construction to permanent mortgage loan (the “Loan”) with State Farm Life Insurance Company that will provide up to $13.8 million to finance a significant portion of the cost to construct an approximately 234,000 square foot build-to-suit industrial/warehouse building (the “Building”) in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. The Loan will initially function as a construction loan, with Griffin drawing funds as construction of the Building progresses. Upon completion of the Building and commencement of rental payments by the Building’s tenant (see below), the Loan will convert to a fifteen year permanent nonrecourse mortgage loan. The interest rate on the Loan is 4.51%. Payments under the Loan during the construction period will be for interest only. Upon conversion to a permanent nonrecourse mortgage loan, in addition to the payment of interest, monthly payments for principal, based on a twenty-five year amortization schedule, will begin. The Loan may be increased by up to approximately $0.5 million if the tenant opts to have additional improvements made to the Building. Griffin expects construction of the Building to be completed in the second half of fiscal 2018, with conversion to a permanent nonrecourse mortgage loan in fiscal 2019. In fiscal 2017, Griffin entered into a long-term full building lease with an investment grade company that intends to use the Building for the distribution of automotive parts.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements about the use of proceeds from the Loan, the tenant’s use of the building, the timing of the completion of construction of the Building and conversion of the Loan from a construction loan to a permanent loan. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in these forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that construction of the building may not be completed when expected or at all, risk that the tenant may not commence rental payments under the current schedule or at all and other risks tied to the conversion of the Loan from a construction loan to a permanent loan, and the important factors described Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.